Exhibit 10.6

AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT

This Amended and Restated Management Services Agreement (this “Agreement”), dated April 2, 2020 (the “Effective Date”), is entered into by and between OpGen, Inc., a Delaware corporation (the “Company”), and Oliver Schacht, born on 1 August 1970 in Frankfurt am Main, Germany, living at the address Am Gänsberg 41, 72218 Wildberg-Gültlingen, Germany (the “Manager”). The Company and the Manager shall hereinafter collectively also be referred to as the “Parties” and each individually as a “Party”.

Background

(a)	The Manager and Curetis N.V., a public company incorporated under the laws of the Netherlands (“Curetis”), entered into that Management Services Agreement on July 1, 2018 (the “Original Agreement”), pursuant to which the Manager served as the Managing Director of Curetis.
(b)	Pursuant to that certain Implementation Agreement, dated September 4, 2019 (the “Implementation Agreement”), by and among the Company, Curetis N.V., and Crystal GmbH, a wholly owned subsidiary of the Company, the Company assumed the Original Agreement upon consummation of the transactions contemplated by the Implementation Agreement on April 1, 2020.
(c)	In light of the consummation of such transaction, the Parties desire to amend and restate the Original Agreement on the terms and conditions provided herein to reflect the Manager’s appointment as Chief Executive Officer of the Company.
(d)	On the basis of article 2:132 paragraph 3 Dutch Civil Code (Burgerlijk Wetboek) the legal relationship between a listed company and its Managing Director cannot qualify as an employment agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.	APPOINTMENT AND SERVICES
1.1	The Company hereby appoints the Manager to serve as President and Chief Executive Officer of the Company effective as of the Effective Date until the termination or expiration of this Agreement in accordance with its terms. In such position, the Manager will be responsible for the management of the affairs of OpGen and its affiliated businesses and will carry out his duties in accordance with the Company’s governing documents and applicable law and the other responsibilities assigned and delegated to the Manager from time to time by the Company’s board of directors (the “Board”).
1.2	The Manager shall spend sufficient time providing the services under this Agreement, as to ensure the proper performance of his duties hereunder.

1.3	The Manager shall, at all times during the term of this Agreement faithfully and diligently perform those duties and exercise such powers which are or may be necessary from time to time in connection with the provision of the services hereunder and abide by all applicable laws and all other applicable regulations.
1.4	The Manager shall perform the services at his own discretion and shall not be subject to specific directions from OpGen as to the manner in which the services should be performed, other than set forth in this Agreement or directed by the Board.
1.5	The performance of the Manager and the course of the Company business will be monitored by and evaluated by the Board on an annual basis.
2.	TERM AND TERMINATION OF THE AGREEMENT
2.1	The term of this Agreement shall commence on the Effective Date and shall continue in force until December 31, 2021 (the “Term”), unless sooner terminated in accordance with its terms.
2.2	This Agreement shall automatically terminate upon the approval and granting of the Manager’s L1 visa by the U.S. Depart of Homeland Security or other applicable governmental agency of the Unites States (the “Visa Approval”) and the entry by the Company and the Manager into an employment agreement pursuant to which the Manager will serve as the President and Chief Executive Officer of the Company (the “Employment Agreement”). Unless otherwise agreed upon by the Parties, the Employment Agreement shall contain terms substantially similar to those included in this Agreement as well as any additional terms that may be reasonably necessary in light of the change in the Manager’s status as an employee of the Company.
2.3	This Agreement can be terminated by either Party by giving 12 months’ written notice to the other Party. In case of a termination by the Board there shall be no automatic entitlement to any bonus payment for such year and any bonus payment in such a case will be at the sole discretion of the Board.
2.4	The Company may immediately terminate this Agreement for Cause (as defined herein), by giving written notice to the Manager specifying such Cause. The Manager may immediately terminate this Agreement for Good Reason (as defined herein), by giving written notice to the Company specifying such Good Reason.
2.5	“Cause” shall mean: (i) Manager’s commission of a felony; (ii) any act or omission of Manager constituting dishonesty, fraud, immoral or disreputable conduct that causes material harm to the Company; (iii) Manager’s violation of Company policy that causes material harm to the Company; (iv) Manager’s material breach of any written agreement between Manager and the Company which, if curable, remains uncured after notice; or (v) Manager’s breach of fiduciary duty.

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2.6	“Good Reason” means any of the following, without Manager’s consent: (i) a material diminution of Manager’s responsibilities or duties (provided, however, that the acquisition of the Company and subsequent conversion of the Company to a division or unit of the acquiring company will not by itself be deemed to be a diminution of Manager’s responsibilities or duties); (ii) material reduction in the level of Manager’s base salary (and any such reduction will be ignored in determining Manager’s base salary for purposes of calculating the amount of severance pay); (iii) relocation of the office at which Manager is principally based to a location (other than the Company’s principal offices) that is more than fifty (50) miles from the location at which Manager performed his duties immediately prior to the effective date of a Change in Control; (iv) failure of a successor in a Change in Control to assume this Agreement; or (v) the Company’s material breach of any written agreement between the Manager and the Company. Notwithstanding the foregoing, any actions taken by the Company to accommodate a disability of the Manager or pursuant to the Family and Medical Leave Act shall not be a Good Reason for purposes of this Agreement. Additionally, before the Manager may terminate employment for a Good Reason, the Manager must notify the Company in writing within thirty (30) days after the initial occurrence of the event, condition or conduct giving rise to Good Reason, the Company must fail to remedy or cure the alleged Good Reason within the thirty (30) day period after receipt of such notice if capable of being cured within such thirty-day period, and, if the Company does not cure the Good Reason (or it is incapable of being cured within such thirty-day period), then Manager must terminate employment by no later than thirty (30) days after the expiration of the last day of the cure period (or, if the event condition or conduct is not capable of being cured within such thirty-day period, within thirty (30) days after initial notice to the Company of the violation). Transferring the Manager’s employment to a successor is not itself Good Reason to terminate employment under this Agreement, provided, however, that subparagraphs (i) through (v) above shall continue to apply to the Manager’s employment by the successor. This definition is intended to constitute a “substantial risk of forfeiture” as defined under Treasury Regulation 1.409A-1(d).
2.7	“Change in Control” for the purpose of this Agreement, a “Change in Control” means:
(a)	A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

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(b)	The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:
(i)	which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the successor) directly or indirectly, at least a majority of the combined voting power of the successor’s outstanding voting securities immediately after the transaction, and
(ii)	after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the successor; provided, however, that no person or group shall be treated for purposes of this section as beneficially owning 50% or more of the combined voting power of the successor solely as a result of the voting power held in the Company prior to the consummation of the transaction; or
(iii)	the Company’s stockholders approve a liquidation or dissolution of the Company.

In addition, if a Change in Control constitutes a payment event under this Agreement that provides for the deferral of compensation and is subject to section 409A of the Code, the transaction or event described in subsection (i), (ii) or (iii) with respect to such award (or portion thereof) must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Code section 409A.

The Board shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

2.8	In case the Manager is unable to perform the services under this Agreement as a result of disability or long term illness, this Agreement terminates six (6) months after the month in which the disability or the long term illness has been determined by a doctor.

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3.	MANAGEMENT FEE, REIMBURSEMENTS, ACCIDENT AND DEATH
3.1	As from the Effective Date, the Manager will be entitled to management fee of € 240,000 (Euros) gross per year, for the services performed under this Agreement, which management fee shall be paid to the Manager in twelve (12) equal monthly installments (the “Management Fee”) to be wired into an account designated by the Manager. This Management Fee shall be re-evaluated by the Board or the Compensation Committee thereof (the “Committee”) at least once a year.
3.2	During the hundred and twenty (120) day period following the Effective Date, the Committee shall undertake a benchmarking study of the Manager’s compensation compared to the Company’s peer companies. Upon conclusion of such study, the Committee shall re-evaluate the Management Fee and the Manager’s bonus opportunity under Section 3.3 and identify any appropriate adjustments. Any adjustment to the Management Fee made by the Committee pursuant to this Section 3.2 shall be applied retroactively to the Effective Date.
3.3	The Manager will be entitled to an annual bonus that will be awarded on the basis of the achievement of key performance indicators (“KPI’s”) that are set by the Board and Committee in advance of each fiscal year. With respect to fiscal year 2020, the Board and Committee shall establish such KPIs within ninety (90) days of the Effective Date, and the bonus for such year shall be pro-rated for the portion of the year during which the Manager served as Chief Executive Officer of the Company. The KPI’s will be recorded in writing and shall relate to the financial results and operational progress of the Company and the individual performance of the Manager during a fiscal year. The actual bonus to be awarded is the amount of the bonus entitlement to be adjusted in line with the percentage in which the KPI’s are being met; provided, that if such KPIs are achieved at the target established by the Board or Committee, the bonus entitlement shall not exceed 50% of the Management Fee. The Board or Committee will determine to what extent and to what percentage the KPI’s have been met during a fiscal year promptly following the closing of each fiscal year. The actual bonus amount will be paid out with the first monthly installment thereafter. Determination of the bonus payments is at the sole discretion of the Board and Committee.
3.4	The Manager shall be reimbursed promptly by the Company for reasonable expenses, incurred by the Manager in connection with the fulfilment of the services hereunder and necessary for the proper fulfilment thereof, which expenses include inter alia travel costs, (plane) tickets, hotels, telephone and representation costs, including business lunches and business dinners, upon submission in arrears of specified expense statements (declaraties), substantiated by receipts as well as the appropriate per diem tax allowances under the relevant tax regime. In addition, the Manager shall be reimbursed for the Manager’s actual re-location expenses up to an aggregate amount of US$60,000 that are incurred by the Manager in connection with relocating near the Company’s principal offices in Gaithersburg, Maryland, U.S. following receipt of the Visa Approval, subject to Manager’s delivery of reasonable receipts or other evidence of such incurred expenses. Such re-imburseable, re-location expenses will include those items set forth on Schedule A attached hereto. These re-location expenses once actually paid shall vest on a pro rata temporis basis over a twelve month period from the Effective Date of this Agreement in twelve equal monthly increments. In case Manager terminates his service under this Agreement or any future employment agreement with the Company during such twelve month period Company would be entitled to receive any unvested amounts hereunder from Manager.

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3.5	To facilitate payment of amounts due to the Manager hereunder, the Parties agree that all amounts payable hereunder may be paid by Curetis, on behalf of the Company, following which the Company will reimburse Curetis for any amounts paid.
3.6	Except to the extent required by law, no amounts shall be deducted or withheld from the Company’s payments to the Manager for tax purposes of any nature whatsoever, and no social security contributions of any kind shall be payable by the Company on behalf of the Manager.
3.7	The Manager is responsible and obliged to take out and maintain, at its own expense, an adequate insurance regarding illness, injury or any other form of disability or incapacity of the Manager. The Company will reimburse the Manager for up to €12,000 (Euros) for the costs of maintaining health insurance coverage for the Manager and his immediate family.
3.8	ln case of the Manager’s death during the term of this Agreement, the payment of the Management Fee as referred to in Section 3.1 shall continue to be paid out to the Manager’s surviving dependents (being the legal beneficiaries / heirs) for a period of six (6) months.
4.	INCENTIVE COMPENSATION
4.1	The Manager shall be entitled to participate in the Company’s 2015 Equity Incentive Plan, as amended and restated. Awards under such plan shall be determined and made by the Board and Committee consistent with the timing of awards made to other executive officers of the Company.
5.	HOLIDAY
5.1	The Manager shall have the right not to perform the services, without losing its right on the Management Fee and reimbursements of the expenses as set out in Section 3 during thirty (30) working days per year (the “Holidays”).
5.2	The Holidays will be taken in parts. The dates on which the Holidays are taken, the availability and representation during the Holidays will be liaised in close consultation with the Board. In case of ten (10) or more Holidays are taken in a block the Manager will also inform the Chairman of the Board at least thirty (30) days in advance.

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5.3	Any holidays not taken within twelve (12) months after the year they have accrued will lapse, and the Company shall pay a pro-rated financial compensation.
6.	INSURANCE
6.1	The Company has and maintains professional Directors and Officers Liability Insurance (“D&O Insurance”) that applies to the Manager on the basis of generally accepted insurance conditions. The D&O Insurance shall provide for coverage of financial loss incurred by Company or a third party as a result of a negligent act or omission of the Manager.
6.2	The Company or an affiliate shall maintain an accident and injury insurance for the benefit of the Manager that provides for coverage of injury and/or damages incurred by the Manager.
7.	INTELLECTUAL PROPERTY RIGHTS
7.1	The Manager hereby agrees that all intellectual property rights, including but not limited to, copyrights, neighbouring rights, trade and business names, trademarks including service marks, domain names, source codes, registered and unregistered design rights, database rights, patents, supplementary protection certificates, plant variety rights, rights in topographies (layout-design) of semi-conductor products, logo’s, rights in trade dress or get-up, know how rights and (other) sui generis (intellectual property) rights, rights in computer software and any other intellectual property rights, in each case registered or unregistered and including all applications (or rights to apply) for and renewals, divisionals, continuations or (other) extensions of such rights, and all equivalent rights or forms of protection in any part of the world, which arise from or relate to the services provided by the Manager (whether or not instructed by third parties) or are otherwise created by the Manager either in the course of the performance of the services under this Agreement or otherwise, including all moral rights, or any amendments or developments thereto, are vested exclusively in the Company (the “Intellectual Property Rights”). The Company shall not be obliged to pay any compensation to the Manager for the ownership of the Intellectual Property Rights, unless explicitly agreed otherwise. This means inter alia that the Company has the exclusive, worldwide, right to license, distribute, produce and otherwise exploit the Intellectual Property Rights.
7.2	Insofar as the Intellectual Property Rights are, by operation of law or otherwise, vested in the Manager, the Manager hereby unconditionally and irrevocably assigns and transfers all (existing and future) Intellectual Property Rights to the Company, which assignment and transfer is hereby accepted (in advance) by the Company without any form of compensation being due. The Manager hereby unconditionally and irrevocably waives all (existing and future) moral rights without any form of compensation being due. The Manager is required to immediately inform the Company in the event Intellectual Property Rights are created. The Manager is required to take all necessary measures to protect the Intellectual Property Rights. The Manager shall not, without the prior consent of the Company, disclose, reproduce, use, manufacture, offer market, sell, rent or supply the results of their work or instruct third parties to register these results.

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7.3	The Manager undertakes, upon request of the Company, all that the Company deems required or desirable in order to establish the assignment and transfer of the Intellectual Property Rights and the waiver of the moral rights. The Manager shall provide all cooperation to register the Intellectual Property Rights in the name of Company at the relevant registers. The Manager hereby grants an irrevocable power of attorney to the Company to take all necessary measures in name of the Manager with respect to such registration.
7.4	The Manager shall, upon request of the Company, provide all cooperation required by the Company to safeguard and exercise against third parties the Intellectual Property Rights and moral rights and to render all assistance in case of (alleged) infringement of third party rights or (alleged) infringement by third parties.
7.5	The Manager hereby confirms that the Management Fee (a) covers any assignment of Intellectual Property Rights and any waiver of moral rights by the Manager, and (b) provides sufficient compensation for the loss of the benefit of these Intellectual Property Rights and moral rights.
8.	PROPERTIES OF THE COMPANY
8.1	Any and all properties of the Company, including but not limited to documents and copies of documents, digital data and data carriers, made available or provided to the Manager during the term of and under this Agreement and which are therefore on that basis in the possession of the Manager, are and shall remain the property of the Company and the Manager has the obligation to return or destroy these properties to the Company on the Company’s first demand and furthermore ultimately on the day this Agreement terminates.
9.	CONFIDENTIALITY
9.1	The Manager shall not, except in the proper performance of his duties hereunder, either during the term of this Agreement or after termination thereof, divulge to any person any trade secrets or other confidential information concerning the Company entrusted to him or arising or coming to his knowledge during the course of the performance of his duties or otherwise, and he shall use their best efforts to prevent the publication or disclosure thereof.

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10.	NON-COMPETE, NON SOLICITATION AND ANCILLARY ACTIVITIES
10.1	The Manager shall, during this Agreement and for a period of two (2) years after the termination of this Agreement (the “Restricted Period”), not be involved, in any manner, either independent or as an employee, a contractor or otherwise in a company or undertaking that directly or indirectly competes with the Company or a company affiliated with the Company or a company or undertaking that maintains to a substantial extent business or company relations with the Company or a company affiliated to the Company. During the Restricted Period, the Manager is prohibited to establish, acquire or directly or indirectly take part in such a company or undertaking, that as the case may be carries out the same activities as Company as to its products and geographical scope. The Manager specifically commits that he
(a)	will not enter into an agreement either as an employee or as an independent contractor;
(b)	will not support directly or indirectly activities that are prohibited on the basis of this non-compete provision;
(c)	will not directly or indirectly establish or acquire a company or undertaking that competes with the Company; and
(d)	will not take part directly or indirectly in a company or undertaking that competes with the Company.

The non-compete as set out in this section does not apply to the acquisition or possession of shares of a public company of maximally 2% of the issued share capital that are admitted to a regulated market or stock exchange.

10.2	The Manager commits that he will not during the Restricted Period, directly or indirectly:
(a)	influence or attempt to influence customers, suppliers, consultants or any other third party who at the moment of termination of this Agreement have a contractual or any other kind of relationship with the Company or a company affiliated with the Company, with the aim to terminate or not to continue their relationship with the Company or to decrease the amount of products or services delivered, put forward or acquired; or
(b)	solicit or attempt to solicit persons, who at the moment of termination of this Agreement, are a member of the management board or an employee of the Company or a company affiliated with the Company with the aim to influence or attempt to influence that they will end or damage their working relationship with the Company or a company affiliated to the Company, except when it concerns job advertisements in good faith that are not aimed at an individual or persons that are at the moment of termination of this Agreement a member of the management board or an employee of the Company or a company affiliated with the Company.

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10.3	The Company will compensate the Manager for the term of the post contractual non-compete and non-solicitation by way of an amount of 50% of the annual remuneration applicable under this Agreement during each year that the post contractual non-compete and non-solicitation apply. Payment will be made in monthly instalments in arrears during the term of the post contractual non-compete and non-solicitation. The compensation will not be paid in case the Manager executes the right to terminate this Agreement without Good Reason.
10.4	The Company can waive the post contractual non-compete and non-solicitation at any time by written notification to the Manager. In such event the post contractual non-compete and non-solicitation will lapse after a period of six months after the Company’s written notification to the manager.
10.5	In case this Agreement is being terminated on the basis of Cause or Good Reason, the Party terminating this Agreement is allowed to waive his or its rights following from the post contractual non-compete and non-solicitation by way of a written notification to the other Party within one (1) month after the termination on the basis of the Cause or Good Reason.
10.6	During the Term, the Manager shall refrain from accepting remunerated or non-remunerated duties – including any other board of director’s seat or similar position – on behalf of third parties or from doing business for his own account without the prior written consent of the Board. The Board will not withhold its consent in case the ancillary activities do not conflict with the business of the Company or the position of the Manager.
11.	INTENTIONALLY OMITTED
12.	CHANGE IN CONTROL
12.1	For purposes of this Section 12, the following terms shall have the following meanings:
(a)	“Change in Control Period” means the period commencing on the date of a Change in Control and ending on the second anniversary of such date.
(b)	“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
(c)	“Successor” means any affiliate of the Company, or an acquiring, surviving or successor entity in a Change in Control or their affiliates, as applicable.
12.2	Other than during the Change in Control Period, during which Section 12.4 will control, if the Company terminates this Agreement without Cause, and provided that any such termination constitutes a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h), without regard to any alternative definitions thereunder, a “Separation From Service”), or the Manager terminates this Agreement for Good Reason, (such termination event is referred to as a “Covered Termination” and the effective date of termination is the “Termination Date”), the Manager will be eligible for the compensation and benefits described in Section 12.3 below. If the Manager’s terminates this Agreement for any reason other than a Covered Termination, the Manager will not be eligible to receive any compensation or benefits under Section 12.3 of this Agreement. For the avoidance of doubt, the termination of this Agreement as a result of the death or disability (as defined in the Company's long-term disability policy) of the Manager shall not, in any event, be deemed to be a termination without Cause. Transferring this Agreement to a Successor shall also not be considered a termination without Cause under this Agreement.

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12.3	Following a Covered Termination, and subject to the terms and conditions set forth in Section 12.5, the Manager will be entitled to receive pay at the rate of the Manager’s Management Fee in effect immediately prior to the effective date of the Covered Termination for six (6) months from the Termination Date, less applicable withholdings and deductions as required by law, paid on the regular payroll dates of the Company following such Termination Date; provided, however, that no payments will be made prior to the 60th day following the Termination Date, and on such 60th day, the Company will make a lump sum payment to the Manager equal to the payments he would have received through such date had the timing of the payments not been delayed by this sentence, with the balance of the payments made thereafter as originally scheduled.
12.4	If a Change in Control closes and becomes effective and, during the Change in Control Period, the Manager has a Covered Termination the Manager will be eligible for the following payments and benefits:
(a)	Following a Covered Termination, and subject to the terms and conditions set forth in Section 12.5, the Manager will receive pay at the rate of the Manager’s Management Fee in effect immediately prior to the effective date of the Covered Termination for twelve (12) months from the Termination Date, less applicable withholdings and deductions as required by law, paid on the regular payroll dates of the Company following such Termination Date; provided, however, that no payments will be made prior to the 60th day following the Termination Date, and on such 60th day, the Company will make a lump sum payment to the Manager equal to the payments he would have received through such date had the timing of the payments not been delayed by this sentence, with the balance of the payments made thereafter as originally scheduled.
(b)	On the Termination Date of the Covered Termination, any outstanding stock option, restricted stock units or other equity awards held at such time by the Manager under the terms of the OpGen, Inc. 2015 Equity Incentive Plan, as amended, the OpGen, Inc. Amended and Restated Stock Option Plan, as assumed and adopted as of April 1, 2020, or any other plan or program, to the extent unvested or subject to forfeiture, will become vested and immediately exercisable (if applicable), or have a lapse of forfeiture restrictions (if applicable). For vested and exercisable stock options, the Manager shall have one hundred eighty (180) days to exercise such vested stock options.

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(c)	For a period of six (6) months after the Termination Date, the Company shall be responsible for payment of health benefits for the Manager and/or the Manger’s family at levels substantially equal to those which would have been provided to him or them in accordance with the plans, programs, practices and policies in effect as of the date before the Change in Control. If applicable, the Company shall satisfy this obligation by paying the cost of such health benefit continuation coverage pursuant to Section 601 et seq. of ERISA (“COBRA”) for the Manager and/or his family. Anything in this Agreement to the contrary notwithstanding, if this Agreement is terminated by the Company without Cause or is terminated by the Manager for Good Reason within a period of one hundred eighty (180) days prior to the date on which a Change in Control occurs, and it is reasonably demonstrated that such termination (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control, then for all purposes of this Agreement the "Termination Date" shall mean the date immediately prior to the date of such termination, and the additional benefits under this Section 12.4 shall be paid to the Manager upon such Covered Termination during the Change in Control Period.
(d)	Notwithstanding anything in this Agreement to the contrary, in no event shall the Company be obligated to commence payment or distribution to the Manager of any amount that constitutes nonqualified deferred compensation within the meaning of Code section 409A earlier than the earliest permissible date under Code section 409A that such amount could be paid without additional taxes or interest being imposed under Code section 409A. The Company and the Manager agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with the distribution provisions of Code section 409A and to cause any and all amounts due under this Agreement, the payment or distribution of which is delayed pursuant to Code section 409A, to be paid or distributed in a single sum payment at the earliest permissible date under Code section 409A. For purposes of Code section 409A, each payment under this Agreement shall be treated as a right to separate payment and not part of a series of payments. Without limiting the generality of the foregoing, in the event the Manager is to receive a payment of compensation hereunder that is on account of a separation from service, such payment is subject to the provisions of Code section 409A, and the Manager is a "specified employee" (as defined in section 1.409A-1(i) of the Treasury Regulations) of the Company, then payment shall not be made before the date that is six months after the date of separation from service (or, if earlier than the end of the six month period, the date of the Manager’s death). Amounts otherwise payable during such six-month payment shall be accumulated and paid in a lump sum on the first day of the seventh month after the date of termination.

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12.5	Before any compensation or benefits will be payable to the Manager on account of a Covered Termination, the Manager must (a) execute a release in the form attached hereto as Schedule B (the “Release”) within the applicable Consideration Period specified in the Release, (b) not revoke the Release within any applicable revocation period specified in the Release such that the Release is effective not later than the 60th day following the date of termination of this Agreement, and (c) comply with any post-termination obligations to the Company, including the confidentiality and non-disparagement provisions of the Release. In the event that the Manager does not comply with any of the foregoing obligations, no compensation or benefits shall be payable under this Section 12 to the Manager, and the Company may cease any further payments or the provision of additional benefits hereunder.
12.6	Notwithstanding any provision to the contrary, in the event that the payments described in this Section 12, when added to all other amounts or benefits provided to or on behalf of the Manager in connection with the termination of this Agreement and the Manager’s provision of services to the Company, would result in the imposition of an excise tax under Code section 4999, such payments shall be reduced to the extent necessary to avoid such excise tax imposition. If it is determined, after any such payments are made, that any such compensation must be returned to the Company so that the Manager does not incur obligations under Code sections 280G or 4999, upon written notice to the Manager to that effect, together with calculations of the Company's tax advisor, the Manager shall remit to the Company the amount of the reduction plus such interest as may be necessary to avoid the imposition of such excise tax. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, if any portion of the amount herein payable to the Manager is determined to be non-deductible pursuant to the regulations promulgated under Code sections 280G or 4999, the Company shall be required only to pay to the Manager the amount determined to be deductible under Code sections 280G or 4999.
13.	MISCELLANEOUS
13.1	Unless explicitly stipulated in this Agreement, neither of the Parties is allowed to transfer this Agreement and/or obligations resulting from this Agreement to a third party in whole or in part, without the prior written consent of the other Party.
13.2	A failure by a Party to take action in the event of non-performance by the other Party regarding any provision of this Agreement shall not operate as a waiver of such right.
13.3	Amendments or additions to this Agreement are only possible and effective to the extent that these are set forth in writing in a document signed by the Parties.

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13.4	In the event that one or more provisions of this Agreement is found to be invalid, the remaining provisions shall remain effective. The Parties shall discuss the invalid provisions in order to agree upon an alternative arrangement that is valid and which as closely as possible corresponds with the contents of the provisions to be replaced.
13.5	This Agreement amends, restates and supersedes the Original Agreement in all respects, which Original Agreement shall therefore be of no further or force or effect following the Effective Date. This Agreement comprises the entire agreement between the parties and there are not any agreements, understanding, promises or conditions, oral or written, express or implied concerning the subject matter which are not included into this Agreement and superseded thereby.
13.6	This Agreement may be executed in any number of counterparts. All the counterparts shall together constitute one and the same Agreement.
13.7	This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to its conflict of laws principles. The Parties hereby submit to the jurisdiction of the state and federal courts for the location encompassing the Company’s then principal offices for the resolution of any disputes arising under this Agreement.
13.8	All notices or formal communications under or in connection with this Agreement shall be in the English language.
13.9	The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.
13.10	The Manager acknowledges that the Manager has had an opportunity to retain and consult with independent counsel and tax advisors to review this Agreement. The Company makes no representations as to the tax treatment of the payments and benefits provided for under this Agreement.

[signature page follows]

14

IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the Effective Date.

OpGen, Inc. By: Title:

The Manager Oliver Schacht

Schedule A

Schedule A to the Agreement is not being filed in accordance with applicable SEC rules. Such schedule is not material to understanding the Agreement. The information will be disclosed supplementally to the SEC upon request.

A-1

Schedule B

Form of Release Agreement

1.       Release. In exchange for the payments and other consideration provided under the Amended and Restated Management Services Agreement (the “Services Agreement”), and other good and valuable consideration, to which the Manager would not otherwise be entitled, and except as otherwise set forth in this Release Agreement, the Manager hereby generally and completely releases, acquits and forever discharges the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates (collectively, the “Company”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts, conduct, or omissions at any time prior to and including the execution date of this Release Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with the Manager’s performance of services for the Company or the termination of the Services Agreement; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance or termination pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law. The claims and causes of action the Manager is releasing and waiving in this Release Agreement include, but are not limited to, any and all claims and causes of action that the Company, its parents and subsidiaries, and its and their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns or affiliates:

(a)       has violated its personnel policies, handbooks, or covenants of good faith and fair dealing;

(b)       has discriminated against the Manager on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: the Age Discrimination in Employment Act, as amended (the “ADEA”); Title VII of the Civil Rights Act of 1964, as amended; the Maryland Fair Employment Practices Act; Maryland Law on Equal Pay; 42 U.S.C. § 1981, as amended; the Equal Pay Act; the Americans With Disabilities Act; the Employee Retirement Income Security Act, Section 510; the National Labor Relations Act; and the Genetic Information Nondiscrimination Act, the Family and Medical Leave Act, and similar state and local statutes, laws and ordinances; and

(c)       has violated any statute, public policy or common law (including but not limited to claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to the Manager or any member of the Manager’s family and/or promissory estoppel).

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Notwithstanding the foregoing, the Manager is not releasing any of the following rights or claims: (i) claims for severance payments or benefits in accordance with the Services Agreement, (ii) claims for vested retirement benefits under any tax-qualified retirement plan of the Company, (iii) claims relating to the conversion or continuation of insured welfare benefits under any employee benefit plan sponsored or maintained by the Company in which the Manager was a participant as of the date of termination or resignation, (iv) any rights of indemnification that the Manager may have for any liabilities arising from the Manager’s actions within the course and scope of employment with the Company or within the course and scope of the Manager’s role as a member of the Board of Directors and/or officer of the Company, or (v) any rights or claims that may arise after the execution date of this Release Agreement. Also excluded from this Release Agreement are any claims which cannot be waived by law. In addition, this Release Agreement will not operate to limit or bar the Manager’s rights to: file an administrative charge of discrimination with the Equal Employment Opportunity Commission (“EEOC”) or state and local fair employment practices agencies; report to any government agency any concerns he may have regarding Company's practices or testify, assist or participate in an investigation, hearing or proceeding conducted by any such agency; or his ability to seek or obtain monetary awards from the SEC's whistleblower program. However, the Release Agreement does bar the Manager’s right to recover any personal relief if the Manager or anyone on his behalf seeks to file a lawsuit or arbitration on the same basis as a charge or complaint of discrimination. The Manager also acknowledges that the consideration given to the Manager in exchange for the waiver and release in the Release Agreement is in addition to anything of value to which the Manager was already entitled, and that the Manager has been paid for all time worked, has received all the leave, leaves of absence and leave benefits and protections for which the Manager is eligible, and has not suffered any on-the-job injury for which the Manager has not already filed a claim. The Manager further acknowledges that the Manager has been advised by this writing that the Manager’s waiver and release does not apply to any rights or claims that may arise after the execution date of this Release Agreement.

2.       ADEA Waiver and Release. The Manager acknowledges that the Manager is knowingly and voluntarily waiving and releasing any rights the Manager may have under the ADEA, as amended. The Manager acknowledges that the Manager has been advised by this writing that: (a) the Manager has twenty-one (21) days (except in the event that the Manager’s services were terminated as part of a group termination, as determined by the Company, in which case the Manager has forty-five (45) days) to consider this Release Agreement (although the Manager may choose to voluntarily execute this Release Agreement earlier, in which case, the Manager will sign the Consideration Period waiver below); (b) the Manager has seven (7) days following execution of this Release Agreement to revoke it; and (c) this Release Agreement shall not be effective until the date upon which the revocation period has expired unexercised (the “Effective Date”), which shall be the eighth day after this Release Agreement is executed by the Manager. The Manager may revoke this Release Agreement during the seven (7) day revocation period by notifying the Company’s Chief Executive Officer, Chief Financial Officer, or General Counsel in writing.

3.       Confidentiality. The provisions of this Release Agreement will be held in strictest confidence by the Manager and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) the Manager may disclose this Release Agreement to the Manager’s immediate family; (b) the Manager may disclose this Release Agreement in confidence to the Manager’s attorney, accountant, auditor, tax preparer, and financial advisor; and (c) the Manager may disclose this Release Agreement insofar as such disclosure may be required by law.

B-2

4.       Non-disparagement. The Manager agrees not to disparage the Company, and the Company’s employees, directors, managers, partners, agents, attorneys and affiliates, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that the Manager may respond accurately and fully to any question, inquiry or request for information when required by legal process.

5.       No Admission. This Release Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or right.

6.       Executive Certification - Validity of Agreement. The Manager certifies that he has carefully read this Release Agreement and has executed it voluntarily and with full knowledge and understanding of its significance, meaning and binding effect. The Manager further declares that he is competent to understand the content and effect of this Release Agreement and that his decision to enter into this Release Agreement has not been influenced in any way by fraud, duress, coercion, mistake or misleading information. The Manager has not relied on any information except what is set forth in this Agreement.

7.       Advice to Consult Legal Representative. Company recommends that the Manager consult with an attorney of his own choosing, at his own expense, with regard to entering into this Release Agreement.

8.       Breach. The Manager agrees that upon any breach of this Release Agreement by the Manager, the Manager will forfeit all amounts paid or owing to the Manager under this Release Agreement. Further, the Manager acknowledges that it may be impossible to assess the damages caused by the Manager’s violation of the terms of Section 1 of this Release Agreement and further agree that any threatened or actual violation or breach of those paragraphs of this Release Agreement will constitute immediate and irreparable injury to the Company. The Manager therefore agrees that any such breach of this Release Agreement is a material breach of this Release Agreement, and, in addition to any and all other damages and remedies available to the Company upon the Manager’s breach of this Release Agreement, the Company shall be entitled to an injunction to prevent the Manager from violating or breaching this Release Agreement. The Manager agrees that if the Company is successful in whole or part in any legal or equitable action against the Manager under this Section 8, the Manager agrees to pay all of the costs, including reasonable attorney’s fees, incurred by the Company in enforcing the terms of this Release Agreement

9.       Miscellaneous. This Release Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between the Manager and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Release Agreement may not be modified or amended except in a writing signed by both the Manager and a duly authorized officer of the Company. This Release Agreement will bind the heirs, personal representatives, successors and assigns of both the Manager and the Company, and inure to the benefit of both the Manager and the Company, their heirs, successors and assigns. If any provision of this Release Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of the Release Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Release Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Maryland as applied to contracts made and to be performed entirely within the State of Maryland.

[Signatures on the next page.]

B-3

OPGEN, INC.

By:

Name:

Title:

MANAGER:

[Name]

Date:

B-4

CONSIDERATION PERIOD

I, ___________________________, understand that I have the right to take at least 21 days (the “Consideration Period”) [except in the event that the Manager’s services were terminated as part of a group termination, as determined by the Company, in which case the Manager has a 45-day Consideration Period] to consider whether to sign this Release Agreement, which I received on _______________________ ____, 20____. If I elect to sign this Release Agreement before the Consideration Period has passed, I understand I am to sign and date below this paragraph to confirm that I knowingly and voluntarily agree to waive the Consideration Period.

AGREED:

Manager Signature

Date

S-1